Exhibit 99.1

NEWS RELEASE

Contact:   Mid Penn Bancorp, Inc.

Matt Miller

            matt.miller@midpennbank.com

      484-527-4025

FOR IMMEDIATE RELEASE

Mid Penn Bancorp, Inc. Completes Acquisition of Riverview Financial Corporation

MILLERSBURG, Pa., (December 1, 2021) (GLOBE NEWSWIRE) – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB) today announced that its acquisition of Riverview Financial Corporation (“Riverview”) was completed after the close of business on November 30, 2021. In connection with the holding company merger, Riverview’s banking subsidiary, Riverview Bank, has been merged with and into Mid Penn’s subsidiary bank, Mid Penn Bank.

The all-stock transaction was valued at approximately $124.7 million and will extend Mid Penn’s footprint into attractive new markets, including the Lehigh Valley and State College region, and will expand its presence in Western Pennsylvania.  The consolidated assets of the combined company are valued at approximately $4.7 billion.

“We are pleased to welcome Riverview customers, employees and shareholders to Mid Penn and Mid Penn Bank,” said Mid Penn President and CEO Rory G. Ritrievi. “As we introduce the Mid Penn brand of community banking throughout the Riverview footprint, we are committed to making this combination a positive one for all involved. We believe our commitment to offering the best products and services, delivered by the best financial professionals, will be appreciated by customers and the communities at large.”

Piper Sandler & Co. served as financial advisor to Mid Penn in connection with the transaction and Stephens Inc. rendered a fairness opinion to Mid Penn’s board of directors. Pillar+Aught served as legal advisor to Mid Penn in the transaction. Janney Montgomery Scott LLC served as financial advisor to Riverview in connection with the transaction and rendered a fairness opinion to the Riverview board of directors. Luse Gorman, PC served as legal advisor to Riverview.

About Mid Penn Bancorp, Inc.

Mid Penn Bancorp Inc. (NASDAQ: MPB), headquartered in Millersburg, Pennsylvania, has been serving the community since 1868. Mid Penn has 62 retail locations in the state of Pennsylvania and total assets of approximately $4.7 billion. Its footprint includes Berks, Blair, Bucks, Centre, Chester, Clearfield, Cumberland, Dauphin, Fayette, Huntingdon, Lancaster, Lehigh, Luzerne, Lycoming, Montgomery, Northumberland, Perry, Schuylkill and Westmoreland counties. The bank offers a comprehensive portfolio of products and services to meet the banking needs of the communities it serves. To learn more about Mid Penn Bank, visit www.midpennbank.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: difficulties and delays in integrating the business or fully realizing cost savings and other benefits; ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve other merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Mid Penn Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC).

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